Exhibit 99.1

Investor Contact: Larry P. Kromidas
lpkromidas@olin.com
                                                                                               lpkromidas@olin.com
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THIRD QUARTER EARNINGS

Clayton, MO, October 25, 2010 - Olin Corporation (NYSE: OLN) announced today that its third quarter 2010 net income was $31.8 million, or $0.40 per diluted share, which compares to $39.4 million, or $0.50 per diluted share in the third quarter of 2009.  Sales in the third quarter of 2010 were $432.8 million, compared to $397.0 million in the third quarter of 2009.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Chlor Alkali third quarter 2010 segment earnings of $44.0 million increased 69% compared to the second quarter of 2010 and represented the fourth consecutive quarter of sequential earnings improvement.  The improvement reflects increased product volumes compared to the second quarter of 2010.  The third quarter 2010 Chlor Alkali operating rate was 91%, which was the highest level since the third quarter of 2007, and higher than both the second quarter 2010 rate of 83% and the third quarter 2009 rate of 74%.  The third quarter 2010 Chlor Alkali results include a record level of bleach sales.

“Winchester’s third quarter segment earnings of $18.8 million are lower than the record earnings of $23.0 million achieved in the third quarter of 2009.  The decline reflects the combination of lower commercial volumes and higher commodity costs.

“Third quarter 2010 charges for environmental investigatory and remedial activities, after giving consideration to recoveries of costs incurred and expensed in prior periods, were $8.6 million, an increase of $3.1 million compared to the third quarter of 2009.  Third quarter 2010 earnings include $0.2 million of pretax recoveries of environmental costs incurred and expensed in prior periods compared to $44.3 million in the third quarter of 2009.  Third quarter 2010 results also include approximately $7 million of favorable income tax adjustments.

“Fourth quarter 2010 net income is forecast to be in the breakeven to $0.05 per diluted share range.  Chlor Alkali expects to see improved pricing in the fourth quarter reflecting the positive impact of several recent price increase announcements.  However, fourth quarter 2010 Chlor Alkali segment earnings are expected to decline compared to the third quarter of 2010 as weaker seasonal demand is expected to more than offset the improved pricing.  Fourth quarter forecasted Chlor Alkali earnings also reflect the costs associated with planned outages at four manufacturing plants.  Earnings in the Winchester segment are expected to be in the breakeven range reflecting typical weak fourth quarter demand.  Charges to income for environmental and remedial activities in the fourth quarter of 2010 are expected to decline compared to the third quarter of 2010. Fourth quarter earnings are also expected to include approximately $2 million of pretax recoveries of environmental costs incurred and expensed in prior periods.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment earnings consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the third quarter 2010 were $275.3 million compared to $228.8 million in the third quarter of 2009.  Third quarter 2010 chlorine and caustic soda volumes increased 7% compared to the third quarter 2009 levels.  Volumes for potassium hydroxide increased 25% in the third quarter of 2010 compared to the third quarter of 2009.  Bleach volumes increased 21% during the third quarter of 2010 compared to the third quarter of 2009, while volumes for hydrochloric acid increased 32% compared to third quarter 2009 levels.  Potassium hydroxide, hydrochloric acid, and bleach represented approximately 25% of Chlor Alkali product sales in the third quarter.  ECU netbacks in the third quarter of 2010 increased 24% compared to the third quarter of 2009.  Freight costs included in the ECU netbacks in the third quarter of 2010 increased 4% compared to the third quarter of 2009.  Third quarter 2010 Chlor Alkali segment earnings of $44.0 million increased compared to third quarter of 2009 earnings of $3.9 million due to higher prices and higher volumes.

WINCHESTER

Winchester third quarter 2010 sales were $157.5 million compared to $168.2 million in the third quarter of 2009.  Third quarter 2010 commercial sales declined compared to the third quarter of 2009. Winchester’s third quarter 2010 segment earnings were $18.8 million compared to the record level of $23.0 million in the third quarter of 2009.  The decrease in segment earnings reflects the combination of lower volumes, a less favorable product mix and higher commodity and material costs, partially offset by lower manufacturing costs and improved pricing.

CORPORATE AND OTHER COSTS

Pension income included in the third quarter 2010 Corporate and Other segment was $7.0 million, compared to income of $6.3 million in the third quarter of 2009.

Third quarter charges to income for environmental investigatory and remedial activities were $8.4 million in 2010, which included $0.2 million of pretax recoveries for costs incurred and expensed in prior periods.  Third quarter 2009 credits to income for environmental investigatory and remedial activities were $38.8 million and included $44.3 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $8.6 million in the third quarter of 2010 compared to $5.5 million in the third quarter of 2009.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the third quarter of 2010 increased $1.3 million compared to the third quarter of 2009, primarily due to the inclusion in the third quarter of 2009 of a $4.6 million favorable impact from the resolution of a capital tax matter in Canada.  This was partially offset by $2.2 million of mark-to-market adjustments associated with stock-based compensation.

TAXES

Third quarter 2010 income tax expense included approximately $7 million of favorable adjustments primarily associated with the expiration of federal statutes of limitations in the United States.

FINANCING

During the third quarter of 2010, $18.9 million of industrial revenue bonds with maturities in 2016 were redeemed.  These bonds had a weighted average fixed interest rate of 6.66%.  During the fourth quarter of 2010 an additional $1.8 million of industrial revenue bonds with maturities in 2016 were also redeemed.

During the fourth quarter of 2010, $70 million of tax-exempt variable rate Go Zone and Recovery Zone bonds were issued with a final maturity of 2024.  We have the option to borrow up to the entire $70 million in a series of draw downs through December 31, 2011.  During October 2010, we drew $15.0 million of the bonds.  The proceeds from the bonds are required to be used to fund capital project spending at our McIntosh, AL facility.

DIVIDEND

On October 21, 2010, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on December 10, 2010 to shareholders of record at the close of business on November 10, 2010.  This is the 336th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, October 26th.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Chemicals; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 10 minutes before the call.  The call will also be audio archived on the Olin website for future replay beginning at 1:00 p.m. Eastern Time.  A transcript of the conference call will be available on the website in the Investor section later in the day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda, and related products;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2010 - 16

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions, except per share amounts)	2010	2009	2010	2009

Sales	$432.8	$397.0	$1,200.5	$1,180.6
Operating Expenses:
Cost of Goods Sold(b)	366.5	316.4	1,026.7	934.6
Selling and Administration	33.3	31.2	101.3	106.5
Other Operating Income(c)	0.3	1.2	2.6	6.9
Operating Income	33.3	50.6	75.1	146.4
Earnings of Non-consolidated Affiliates	11.6	7.1	22.8	32.9
Interest Expense(d)	6.4	1.9	19.5	5.2
Interest Income	0.3	0.1	0.7	0.9
Other Income	—	—	0.1	0.1
Income before Taxes	38.8	55.9	79.2	175.1
Income Tax Provision	7.0	16.5	16.4	61.2
Net Income	$31.8	$39.4	$62.8	$113.9
Net Income Per Common Share:
Basic	$0.40	$0.50	$0.79	$1.46
Diluted	$0.40	$0.50	$0.79	$1.46
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	79.4	78.4	79.1	78.0
Average Common Shares Outstanding - Diluted	80.2	78.6	79.8	78.1

(a)	Unaudited.
(b)
Costs of goods sold for the three months ended September 30, 2010 and 2009 included $0.2 million and $44.3 million, respectively, of environmental recoveries from third parties for costs incurred and expensed in prior periods.  Costs of goods sold for the nine months ended September 30, 2010 and 2009 included $5.6 million and $45.1 million, respectively, of environmental recoveries from third parties for costs incurred and expensed in prior periods.

(c)
Other operating income for the nine months ended September 30, 2010 and 2009 included $1.5 million and $1.8 million, respectively, of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.  Other operating income for the nine months ended September 30, 2009 also included a $3.7 million gain on the sale of land.

(d)
Interest expense was reduced by capitalized interest of $0.4 million and $3.6 million for the three months ended September 30, 2010 and 2009, respectively, and $0.8 million and $9.1 million for the nine months ended September 30, 2010 and 2009, respectively.

Olin Corporation
Segment Information(a)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions)	2010	2009	2010	2009
Sales:
Chlor Alkali Products	$275.3	$228.8	$763.9	$738.9
Winchester	157.5	168.2	436.6	441.7
Total Sales	$432.8	$397.0	$1,200.5	$1,180.6
Income before Taxes:
Chlor Alkali Products(b)	$44.0	$3.9	$80.7	$120.2
Winchester	18.8	23.0	59.4	59.1
Corporate/Other:
Pension Income(c)	7.0	6.3	18.2	16.8
Environmental (Expense) Income(d)	(8.4)	38.8	(9.1)	26.8
Other Corporate and Unallocated Costs	(16.8)	(15.5)	(53.9)	(50.5)
Other Operating Income(e)	0.3	1.2	2.6	6.9
Interest Expense(f)	(6.4)	(1.9)	(19.5)	(5.2)
Interest Income	0.3	0.1	0.7	0.9
Other Income	—	—	0.1	0.1
Income before Taxes	$38.8	$55.9	$79.2	$175.1

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments.  The earnings from non-consolidated affiliates were $11.6 million and $7.1 million for the three months ended September 30, 2010 and 2009, respectively, and $22.8 million and $32.9 million for the nine months ended September 30, 2010 and 2009, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the nine months ended September 30, 2010 included a charge of $1.3 million associated with an agreement to withdraw our Henderson, NV chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

(d)
Environmental (expense) income for the three months ended September 30, 2010 and 2009 included $0.2 million and $44.3 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.  Environmental (expense) income for the nine months ended September 30, 2010 and 2009 included $5.6 million and $45.1 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Other operating income for the nine months ended September 30, 2010 and 2009 included $1.5 million and $1.8 million, respectively, of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.  Other operating income for the nine months ended September 30, 2009 also included a $3.7 million gain on the sale of land.

(f)
Interest expense was reduced by capitalized interest of $0.4 million and $3.6 million for the three months ended September 30, 2010 and 2009, respectively, and $0.8 million and $9.1 million for the nine months ended September 30, 2010 and 2009, respectively.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2010	2009	2009

Assets:
Cash & Cash Equivalents	$393.4	$458.5	$376.6
Accounts Receivable, Net	231.1	183.3	263.6
Income Taxes Receivable	12.5	19.4	5.0
Inventories	157.3	123.8	126.0
Current Deferred Income Taxes	40.9	50.5	61.0
Other Current Assets	17.6	24.8	21.7
Total Current Assets	852.8	860.3	853.9
Property, Plant and Equipment (Less Accumulated Depreciation of $1,048.2, $1,001.3 and $987.4)	683.8	695.4	688.9
Prepaid Pension Costs	33.7	5.0	21.4
Other Assets	92.2	71.0	71.2
Goodwill	300.3	300.3	300.3
Total Assets	$1,962.8	$1,932.0	$1,935.7

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$1.8	$—	$—
Accounts Payable	107.9	117.8	113.2
Accrued Liabilities	189.5	193.1	209.1
Total Current Liabilities	299.2	310.9	322.3
Long-Term Debt	385.1	398.4	399.6
Accrued Pension Liability	50.4	56.6	47.7
Deferred Income Taxes	39.8	25.8	27.7
Other Liabilities	330.9	318.0	307.8
Total Liabilities	1,105.4	1,109.7	1,105.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 79.6 Shares (78.7 and 78.5 in 2009)	79.6	78.7	78.5
Additional Paid-In Capital	840.1	823.1	818.9
Accumulated Other Comprehensive Loss	(246.3)	(248.2)	(229.5)
Retained Earnings	184.0	168.7	162.7
Total Shareholders' Equity	857.4	822.3	830.6
Total Liabilities and Shareholders' Equity	$1,962.8	$1,932.0	$1,935.7

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2010	2009
Operating Activities:
Net Income	$62.8	$113.9
Earnings of Non-consolidated Affiliates	(22.8)	(32.9)
Gains on Disposition of Property, Plant and Equipment	(1.5)	(5.5)
Stock-Based Compensation	5.1	4.3
Depreciation and Amortization	64.8	50.5
Deferred Income Taxes	22.1	51.1
Qualified Pension Plan Contributions	(7.3)	(2.0)
Qualified Pension Plan Income	(18.4)	(16.4)
Common Stock Issued Under Employee Benefit Plans	1.0	1.6
Changes in:
Receivables	(47.8)	(50.6)
Income Taxes Receivable	6.9	(5.6)
Inventories	(33.5)	5.4
Other Current Assets	0.1	0.9
Accounts Payable and Accrued Liabilities	10.4	(21.2)
Other Assets	(1.6)	2.5
Other Noncurrent Liabilities	0.9	5.7
Other Operating Activities	(0.1)	(1.5)
Net Operating Activities	41.1	100.2
Investing Activities:
Capital Expenditures	(63.4)	(122.3)
Proceeds from Disposition of Property, Plant and Equipment	2.9	7.1
Distributions from Affiliated Companies, Net	9.5	29.1
Other Investing Activities	(0.5)	3.3
Net Investing Activities	(51.5)	(82.8)
Financing Activities:
Long Term Debt:
Borrowings	—	150.3
Repayments	(18.9)	—
Issuance of Common Stock	9.2	12.2
Stock Options Exercised	2.3	0.1
Excess Tax Benefits from Stock Options Exercised	0.2	0.1
Dividends Paid	(47.5)	(46.7)
Deferred Debt Issuance Cost	—	(3.3)
Net Financing Activities	(54.7)	112.7
Net (Decrease) Increase in Cash and Cash Equivalents	(65.1)	130.1
Cash and Cash Equivalents, Beginning of Year	458.5	246.5
Cash and Cash Equivalents, End of Period	$393.4	$376.6

(a)	Unaudited.